EXHIBIT 15
                                                       ----------


February 13, 1995



Board of Directors
Atmos Energy Corporation


We are aware of the incorporation by reference in the Registration Statements (Form S-8 No. 2-89113, Form S-8 No. 33-68852, Form S-3 No. 33-58220, Form S-3 No. 33-70212, and Form S-3
No. 33-56915) of Atmos Energy Corporation of our report dated February 1, 1995, relating to the unaudited condensed consolidated interim financial statements of Atmos Energy Corporation which is included in its Form 10-Q for the quarter ended December 31, 1994.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



                              ERNST & YOUNG LLP

Dallas, Texas